Exhibit 99.1

FOR IMMEDIATE RELEASE	November 3, 2011
For more information contact:
Scott Estes (419) 247-2800
Mike Crabtree (419) 247-2800

Health Care REIT, Inc.

Reports Third Quarter 2011 Results

FFO per share up 13%, FAD per share up 7%, increasing dividend 4%

Toledo, Ohio, November 3, 2011….Health Care REIT, Inc. (NYSE:HCN) today announced operating results for the company’s third quarter ended September 30, 2011.

“Health Care REIT’s relationship investing strategy continues to generate significant opportunities, as demonstrated by nearly $650 million of investments completed during the third quarter of 2011. These high-quality investments are concentrated in private-pay seniors housing assets, such as our new investment with Chelsea Senior Living, as well as health system affiliated medical office buildings,” said George L. Chapman, Chairman, Chief Executive Officer and President of Health Care REIT. “We continue to enhance the overall quality of our portfolio while generating strong financial results, as evidenced by our 13% FFO per share growth and 7% FAD per share growth during the third quarter. As previously announced, we have increased our 2012 dividend rate 4% above our 2011 payments, a result of the strength of our existing portfolio, future pipeline and earnings growth potential.”

Recent Highlights

•	Achieved 3Q11 normalized FFO of $0.89 per share, up 13%

•	Achieved 3Q11 normalized FAD of $0.79 per share, up 7%

•	Increased third quarter aggregate same-store NOI versus last year by 4.2%

•	Completed third quarter acquisitions totaling $569 million at a blended 7.3% yield

•	Completed record year-to-date acquisitions totaling $4.5 billion at a blended 7.8% yield

•	Increased 2011 normalized FFO outlook from a range of $3.32 to $3.40 per share to a range of $3.38 to $3.43 per share, up 10-11% from 2010

•	Increased quarterly cash dividend to $0.74 per share, or $2.96 annually beginning with the February 2012 dividend, up 4.4% versus $2.835 per share to be paid in 2011

•	Announced plans to declassify the Board of Directors

Dividends for Third Quarter 2011 As previously announced, the Board of Directors declared a cash dividend for the quarter ended September 30, 2011 of $0.715 per share, as compared to $0.69 per share for the same period in 2010. The cash dividend will be paid on November 21, 2011 and will be the company’s 162nd consecutive quarterly dividend payment.

Dividends for 2012 As previously announced, the Board of Directors approved a quarterly cash dividend rate of $0.74 per share ($2.96 per share annually), commencing with the February 2012 dividend payment. The company’s dividend policy was reviewed during the Board of Director’s October meeting. The declaration and payment of quarterly dividends remains subject to review by and approval of the Board of Directors.

Third Quarter Investment Highlights The company completed $644 million of gross investments, including $569 million of acquisitions in the third quarter at a blended yield of 7.3%. Significant investments include $308 million for ten seniors housing communities operated by Chelsea Senior Living and $146 million for 630,000 rentable square feet of medical office buildings. The medical office buildings are primarily affiliated with health systems and are over 95% occupied. The remaining investments were in high quality seniors housing and health care facilities. All of the new acquisitions are structured as triple-net leases.

Chelsea Senior Living The company closed a $308 million acquisition and leaseback of ten combination seniors housing communities with Chelsea Senior Living, a high-quality seniors housing operator based in New Jersey. Eight of the ten communities are located in New Jersey and two are located on Long Island, New York, all within the metropolitan New York

3Q11 Earnings Release	November 3, 2011

MSA. With the close of the investment in September 2011, Chelsea becomes the 8th-largest operator in the company’s portfolio. The investment is structured as a triple-net lease with a 2012 lease rate of 6.8%. In addition to annual increasers, the lease provides for a mark-to-market of the rent at years four and nine subject to a floor of the prior year’s rental yield plus 25 basis points.

Investment Activity The company has completed acquisitions and joint venture investments year-to-date of $4.6 billion, up from the previously announced $4.0 billion, and funded development of $260 million, resulting in gross investments of $4.8 billion. The company has completed $298 million of dispositions through September 30, 2011 and now expects dispositions of $350 million for the full year, up from the previously announced $300 million.

Outlook for 2011 The company is increasing its normalized FFO per share guidance from $3.34 to $3.40 per diluted share to a range of $3.38 to $3.43 per diluted share, which represents an increase of 10-11% from 2010. The increase relative to prior guidance reflects the closing of $644 million of gross investments in the third quarter, offset partially by higher dispositions. Normalized FAD guidance has been narrowed to a range of $3.03 to $3.08 per diluted share from the previous $3.02 to $3.08 per diluted share, representing an increase of 7-8% from 2010. Net income attributable to common stockholders has been lowered to a range of $0.99 to $1.04 per diluted share from $1.04 to $1.10 per diluted share. The company’s guidance does not include any investments beyond what has been closed year-to-date nor any additional transaction costs, capital transactions, impairments, unanticipated additions to the loan loss reserve or other one-time items, including any additional cash payments other than normal monthly rental payments. Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.

Conference Call Information The company has scheduled a conference call on Thursday, November 3, 2011 at 10:00 a.m. Eastern Time to discuss its third quarter 2011 results, industry trends, portfolio performance and outlook for 2011. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through November 17, 2011. To access the rebroadcast, dial 800-585-8367 or 404-537-3406 (international). The conference ID number is 17376758. To participate in the webcast, log on to www.hcreit.com or www.earnings.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days through the same websites. This earnings release is posted on the company’s website at www.hcreit.com under the heading News.

Key Performance Indicators

	3Q11	3Q10	Change
Net income (loss) attributable to common stockholders (NICS) per diluted share	$0.21	$(0.04)	n/a
Normalized FFO per diluted share	$0.89	$0.79	13%
Normalized FAD per diluted share	$0.79	$0.74	7%
Dividends per common share	$0.715	$0.69	4%
Normalized FFO Payout Ratio	80%	87%
Normalized FAD Payout Ratio	91%	93%

Quarterly Earnings

	NICS			FFO			FAD
	3Q11	3Q10	Change	3Q11	3Q10	Change	3Q11	3Q10	Change
Per diluted share	$0.21	$(0.04)	n/a	$0.85	$0.31	174%	$0.75	$0.27	178%
Includes impact of:
Gain (loss) on property sales(1)	$—	$0.08
Other items, net(2)	$(0.04)	$(0.48)		$(0.04)	$(0.48)		$(0.04)	$(0.48)
Prepaid/straight-line rent receipts(3)							$0.01	$0.02
Per diluted share—normalized(a)				$0.89	$0.79	13%	$0.79	$0.74	7%

(a)	Amounts may not sum due to rounding
(1)	$185,000 and $10,526,000 of gains in 3Q11 and 3Q10, respectively.
(2)	See Exhibit 1.
(3)	$1,599,000 and $2,146,000 of receipts in 3Q11 and 3Q10, respectively.

Supplemental Reporting Measures The company believes that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement.

3Q11 Earnings Release	November 3, 2011

However, the company considers funds from operations (FFO) and funds available for distribution (FAD) to be useful supplemental measures of its operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1. FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions at medical office buildings. Normalized FAD represents FAD excluding prepaid/straight-line rent cash receipts and adjusted for certain items detailed in Exhibit 1. The company believes that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items. The company’s supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies. The company’s management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by the company, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures.

About Health Care REIT, Inc. Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate. The company also provides an extensive array of property management and development services. As of September 30, 2011, the company’s broadly diversified portfolio consisted of 898 properties in 45 states. More information is available on the company’s website at www.hcreit.com.

This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, the possible expansion of the company’s portfolio; the sale of properties; the performance of its operators/tenants and properties; its ability to enter into agreements with viable new tenants for vacant space or for properties that the company takes back from financially troubled tenants, if any; its occupancy rates; its ability to acquire, develop and/or manage properties; its ability to make distributions to stockholders; its policies and plans regarding investments, financings and other matters; its tax status as a real estate investment trust; its critical accounting policies; its ability to appropriately balance the use of debt and equity; its ability to access capital markets or other sources of funds; and its ability to meet its earnings guidance. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, seniors housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; the company’s ability to transition or sell facilities with profitable results; the failure to make new investments as and when anticipated; acts of God affecting the company’s properties; the company’s ability to re-lease space at similar rates as vacancies occur; the company’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; regulatory approval and market acceptance of the products and technologies of life science tenants; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting the company’s properties; changes in rules or practices governing the company’s financial reporting; and legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

3Q11 Earnings Release	November 3, 2011

HEALTH CARE REIT, INC.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30,
	2011	2010
Assets
Real estate investments:
Real property owned:
Land and land improvements	$1,039,079	$668,135
Buildings and improvements	12,114,068	6,350,167
Acquired lease intangibles	361,832	223,349
Real property held for sale, net of accumulated depreciation	5,550	16,928
Construction in progress	208,257	286,366

	13,728,786	7,544,945
Less accumulated depreciation and intangible amortization	(1,084,746)	(807,938)

Net real property owned	12,644,040	6,737,007
Real estate loans receivable:
Loans receivable	320,611	416,570
Less allowance for losses on loans receivable	(1,823)	(1,190)

Net real estate loans receivable	318,788	415,380

Net real estate investments	12,962,828	7,152,387
Other assets:
Equity investments	239,984	213,163
Goodwill	68,321	—
Deferred loan expenses	59,446	29,529
Cash and cash equivalents	136,676	181,147
Restricted cash	56,675	61,224
Receivables and other assets	337,159	249,330

	898,261	734,393

Total assets	$13,861,089	$7,886,780

Liabilities and equity
Liabilities:
Borrowings under unsecured lines of credit arrangements	$390,000	$—
Senior unsecured notes	4,432,092	2,585,961
Secured debt	1,888,083	885,494
Capital lease obligations	82,872	—
Accrued expenses and other liabilities	342,013	201,529

Total liabilities	7,135,060	3,672,984
Redeemable noncontrolling interests	32,863	—
Equity:
Preferred stock	1,010,417	275,000
Common stock	178,772	135,046
Capital in excess of par value	6,384,711	4,429,425
Treasury stock	(13,535)	(11,352)
Cumulative net income	1,849,290	1,630,902
Cumulative dividends	(2,826,800)	(2,329,215)
Accumulated other comprehensive income	(10,354)	(11,459)
Other equity	6,292	5,972

Total Health Care REIT, Inc. stockholders’ equity	6,578,793	4,124,319
Noncontrolling interests	114,373	89,477

Total equity	6,693,166	4,213,796

Total liabilities and equity	$13,861,089	$7,886,780

3Q11 Earnings Release	November 3, 2011

Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Rental income	$249,994	$144,924	$656,843	$419,685
Resident fees and service	125,125	12,809	319,559	12,809
Interest income	7,858	10,054	32,433	28,437
Other income	1,809	1,156	9,974	4,802

Gross revenues	384,786	168,943	1,018,809	465,733

Expenses:
Interest expense	87,795	42,935	230,143	106,338
Property operating expenses	103,855	20,327	267,981	44,089
Depreciation and amortization	115,640	48,963	298,826	133,004
General and administrative expenses	19,735	11,628	57,009	40,331
Transaction costs	6,739	21,235	56,542	29,701
Loss (gain) on extinguishment of debt	—	9,099	—	34,171
Provision for loan losses	132	28,918	547	28,918

Total expenses	333,896	183,105	911,048	416,552

Income (loss) from continuing operations before income taxes and income from unconsolidated joint ventures	50,890	(14,162)	107,761	49,181

Income tax (expense) benefit	(223)	(52)	(563)	(325)
Income (loss) from unconsolidated joint ventures	1,642	1,899	4,156	4,496

Income (loss) from continuing operations	52,309	(12,315)	111,354	53,352

Discontinued operations:
Gain (loss) on sales of properties	185	10,526	56,565	20,559
Impairment of assets	—	(947)	(202)	(947)
Income (loss) from discontinued operations, net	(141)	2,830	2,656	9,886

	44	12,409	59,019	29,498

Net income (loss)	52,353	94	170,373	82,850
Less: Preferred dividends	17,234	5,347	43,268	16,340
Net income (loss) attributable to noncontrolling interests	(1,488)	(690)	(2,721)	(383)

Net income (loss) attributable to common stockholders	$36,607	$(4,563)	$129,826	$66,893

Average number of common shares outstanding:
Basic	177,272	125,298	169,636	124,132
Diluted	177,849	125,298	170,301	124,660

Net income (loss) attributable to common stockholders per share:
Basic	$0.21	$(0.04)	$0.77	$0.54
Diluted	$0.21	$(0.04)	$0.76	$0.54

Common dividends per share	$0.715	$0.69	$2.12	$2.05

3Q11 Earnings Release	November 3, 2011

Normalizing Items					Exhibit 1
(in thousands, except per share data)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2011		2010	2011	2010
Impairment of assets	$—		$947	$202	$947
Transaction costs	6,739	(1)	21,235	56,542	29,701
Special stock compensation grants/payments	—		—	—	2,853
Loss (gain) on extinguishment of debt	—		9,099	—	34,171
Provision for loan losses	132		28,918	547	28,918
Held for sale hospital operating expenses(2)	212		522	1,306	1,400
Non-recurring other income	—		—	(3,774)	(1,000)

Total	$7,083		$60,721	$54,823	$96,990

Average diluted common shares outstanding	177,849		125,298	170,301	124,660
Net amount per diluted share	$0.04		$0.48	$0.32	$0.78

Notes:   (1) Represents primarily costs incurred with the Chelsea acquisition and other transactions during the quarter.

(2) Represents expenses incurred in connection with a hospital classified as held for sale.

Funds Available for Distribution Reconciliation				Exhibit 2
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income (loss) attributable to common stockholders	$36,607	$(4,563)	$129,826	$66,893
Depreciation and amortization(1)	115,640	52,393	301,461	143,424
Loss (gain) on sales of properties	(185)	(10,526)	(56,565)	(20,559)
Noncontrolling interests(2)	(2,330)	(1,343)	(11,802)	(1,633)
Unconsolidated joint ventures(3)	1,631	1,120	4,476	2,335
Gross straight-line rental income	(11,891)	(3,816)	(27,909)	(12,414)
Prepaid/straight-line rent receipts	1,599	2,146	8,312	6,214
Amortization related to above (below) market leases, net	(532)	(816)	(1,588)	(2,112)
Non-cash interest expense	3,714	4,258	10,129	10,759
Cap-ex, tenant improvements, lease commissions	(9,992)	(4,840)	(26,873)	(13,671)

Funds available for distribution	134,261	34,013	329,467	179,236
Normalizing items, net(4)	7,083	60,721	54,823	96,990
Prepaid/straight-line rent receipts	(1,599)	(2,146)	(8,312)	(6,214)

Funds available for distribution—normalized	$139,745	$92,588	$375,978	$270,012

Average diluted common shares outstanding	177,849	125,298	170,301	124,660

Per diluted share data:
Net income (loss) attributable to common stockholders	$0.21	$(0.04)	$0.76	$0.54
Funds available for distribution	$0.75	$0.27	$1.93	$1.44
Funds available for distribution - normalized	$0.79	$0.74	$2.21	$2.17

Normalized FAD Payout Ratio:
Dividends per common share	$0.715	$0.69	$2.12	$2.05
FAD per diluted share - normalized	$0.79	$0.74	$2.21	$2.17

Normalized FAD payout ratio	91%	93%	96%	94%

Notes:   (1) Depreciation and amortization includes depreciation and amortization from discontinued operations.

(2) Represents noncontrolling interests’ share of net FAD adjustments.

(3) Represents HCN’s share of net FAD adjustments from unconsolidated joint ventures.

(4) See Exhibit 1.

3Q11 Earnings Release	November 3, 2011

Exhibit 3

Funds From Operations Reconciliation

(in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income (loss) attributable to common stockholders	$36,607	$(4,563)	$129,826	$66,893
Depreciation and amortization(1)	115,640	52,393	301,461	143,424
Loss (gain) on sales of properties	(185)	(10,526)	(56,565)	(20,559)
Noncontrolling interests(2)	(4,706)	(1,292)	(13,353)	(1,547)
Unconsolidated joint ventures(3)	3,020	2,696	9,411	5,794

Funds from operations	150,376	38,708	370,780	194,005
Normalizing items, net(4)	7,083	60,721	54,823	96,990

Funds from operations—normalized	$157,459	$99,429	$425,603	$290,995

Average diluted common shares outstanding	177,849	125,298	170,301	124,660

Per diluted share data:
Net income (loss) attributable to common stockholders	$0.21	$(0.04)	$0.76	$0.54
Funds from operations	$0.85	$0.31	$2.18	$1.56
Funds from operations - normalized	$0.89	$0.79	$2.50	$2.33

Normalized FFO Payout Ratio:
Dividends per common share	$0.715	$0.69	$2.12	$2.05
FFO per diluted share - normalized	$0.89	$0.79	$2.50	$2.33

Normalized FFO payout ratio	80%	87%	85%	88%

Notes:	(1)	Depreciation and amortization includes depreciation and amortization from discontinued operations.
	(2)	Represents noncontrolling interests’ share of net FFO adjustments.
	(3)	Represents HCN’s share of net FFO adjustments from unconsolidated joint ventures.
	(4)	See Exhibit 1.

Exhibit 4

Outlook Reconciliations: Year Ended December 31, 2011

(in thousands, except per share data)	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$1.04	$1.10	$0.99	$1.04
Loss (gain) on sale of properties	(0.33)	(0.33)	(0.33)	(0.33)
Depreciation and amortization(1)	2.35	2.35	2.40	2.40

Funds from operations	$3.06	$3.12	$3.06	$3.11
Normalizing items, net(2)	0.28	0.28	0.32	0.32

Funds from operations—normalized	$3.34	$3.40	$3.38	$3.43

FAD Reconciliation:
Net income attributable to common stockholders	$1.04	$1.10	$0.99	$1.04
Loss (gain) on sale of properties	(0.33)	(0.33)	(0.33)	(0.33)
Depreciation and amortization(1)	2.35	2.35	2.40	2.40
Net straight-line rent and above/below amortization(1)	(0.19)	(0.19)	(0.18)	(0.18)
Non-cash interest expense	0.09	0.09	0.08	0.08
Cap-ex, tenant improvements, lease commissions	(0.18)	(0.18)	(0.20)	(0.20)

Funds available for distribution	$2.78	$2.84	$2.76	$2.81
Normalizing items, net(2)	0.28	0.28	0.32	0.32
Prepaid/straight-line rent receipts	(0.04)	(0.04)	(0.05)	(0.05)

Funds available for distribution—normalized	$3.02	$3.08	$3.03	$3.08

Notes:	(1)	Amounts presented net of noncontrolling interests’ share and HCN’s share of unconsolidated joint ventures.
	(2)	See Exhibit 1.